Exhibit 23.1

HOOGENDOORN & COMPANY
Chartered Accountants

406-655 Granville Street
Vancouver, British Columbia
Canada V6C 1T1
Phone (604) 687-3773
Facsimile (604) 936-0374

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Dravco Mining Inc. (formerly Dundee Mining Inc.)
101-1865 Dilworth Drive
Kelowna, B.C. Canada
V1Y 9T1

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Auditor's Report dated January 15, 2003 relating to the financial statements of Dravco Mining Inc. (formerly Dundee Mining Inc.) at December 31, 2002 and December 31, 2001 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We alsoo consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada January 16, 2003	/s/ Hoogendoorn & Company Hoogendoorn & Company Chartered Accountants